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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                          Altigen Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    021489109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 27, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |_|   Rule 13d-1(b)
      |x|   Rule 13d-1(c)
      |_|   Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
1     Names of Reporting Persons
      I.R.S.  Identification Nos. of Above Persons (entities only) Wanger

            Investment Management, LLC
--------------------------------------------------------------------------------
2     Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)   |_|
            (b)   |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

--------------------------------------------------------------------------------
                        5     Sole Voting Power
                              407,227
                        --------------------------------------------------------
Number of Shares        6     Shared Voting Power
Beneficially Owned            0
by Each Reporting       --------------------------------------------------------
Person With             7     Sole Dispositive Power
                              407,227
                        --------------------------------------------------------
                        8     Shared Dispositive Power
                              369,177
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

            776,404
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                             |_|
--------------------------------------------------------------------------------
11    Percent of Class Represented by Amount in Row (9)

            5.15%
--------------------------------------------------------------------------------
12    Type of Reporting Person (See Instructions)

            OO
--------------------------------------------------------------------------------

Item 1(a)   Name of Issuer:

            Altigen Communications, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

            4555 Cushing Parkway, Fremont, California  94538

Item 2(a)   Name of Person Filing:

            Wanger Investment Management, LLC

Item 2(b)   Address of Principal Business Office or, if none, Residence:

            1660 N. Burling Street, Chicago, Illinois 60614

Item 2(c)   Citizenship:

            Delaware

Item 2(d)   Title of Class of Securities:

            Common Stock, $0.001 par value ("Common Stock")

Item 2(e)   CUSIP Number:

            021489109

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   |_|   Broker or dealer registered under section 15 of the Act
                        (15 U.S.C. 78o);

            (b)   |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c);

            (c)   |_|   Insurance company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c);

            (d)   |_|   Investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8);

            (e)   |_|   An investment adviser in accordance with
                        ss.240.13d-1(b)(1)(ii)(E);

            (f)   |_|   An employee benefit plan or endowment fund in accordance
                        with ss.240.13d-1(b)(1)(ii)(F);

            (g)   |_|   A parent holding company or control person in accordance
                        with ss.240.13d-1(b)(1)(ii)(G);

            (h)   |_|   A savings associations as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i)   |_|   A church plan that is excluded from the definition of an
                        investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j)   |_|   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.     Ownership

            (a)   Amount beneficially owned:

                  776,404

            (b)   Percent of class:

                  5.15%, based on 15,071,311 shares of Common Stock outstanding as of August 11, 2006 as reported by the Issuer on its Report on Form 10-Q for the quarter ended June 30, 2006, as filed with the Securities and Exchange Commission on August 14, 2006.

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote

                        407,227

                  (ii)  Shared power to vote or to direct the vote

                        0

                  (iii) Sole power to dispose or direct the disposition of

                        407,227

                  (iv)  Shared power to dispose or to direct the disposition of

                        369,177

Item 5.     Ownership of Five Percent or Less of a Class

                        Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

                        Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

                        Not Applicable.

Item 8.     Identification and Classification of Members of the Group

                        Not Applicable.

Item 9.     Notice of Dissolution of Group

                        Not Applicable.

Item 10. Certification

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: September 8, 2006


                                        Wanger Investments Management, LLC


                                           By: /s/ Eric Wanger
                                              ----------------------------------
                                           Name: Eric Wanger
                                           Title: Managing Member